Exhibit 10.1

SUMMARY PLAN DESCRIPTION

OF

PAPA JOHN’S INTERNATIONAL, INC.

SEVERANCE PAY PLAN

May 1, 2012

SUMMARY PLAN DESCRIPTION

OF

PAPA JOHN’S INTERNATIONAL, INC.

SEVERANCE PAY PLAN

This Summary Plan Description is intended to summarize the provisions of the Papa John’s International, Inc. Severance Pay Plan (the "Plan").  The purpose of the Plan is to provide severance benefits to certain eligible employees of Papa John’s International, Inc. and its subsidiaries as designated by the Administrator (as defined below) whose employment with the Company and its subsidiaries terminates under certain prescribed conditions.  The term “the Company” in this summary plan description shall mean the Company and its subsidiaries, unless the context otherwise requires.

Section 1.	General Information.

A.	Name of Plan. The name of the Plan is the Papa John’s International, Inc. Severance Pay Plan. The effective date is May 1, 2012.

B.
Company.  The Company is Papa John’s International, Inc.  The Employer Identification Number of the Company 61-1203323.  The Administrator shall have the discretion to designate which subsidiaries of the Company are included within the scope of the Plan, such that employees of any subsidiaries designated as outside the scope of the Plan would not be eligible to be participants in the Plan.  Until otherwise designated by the Administrator, the following subsidiaries of the Company shall be included within the scope of the Plan:  Papa John’s USA, Inc., PJ Food Service, Inc., Trans Papa Logistics, Inc., Star Papa LP, Risk Services, Inc. and Preferred Marketing Solutions, Inc.

C.
Administrator.  The Plan is administered by the Company (the "Administrator").  The Administrator is responsible for maintaining records, determining eligibility and making decisions with respect to claims for benefits.  The Administrator, in its discretion, shall adopt such rules for the administration of the Plan as he or she considers desirable, and may construe the Plan, correct defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.  Any actions taken pursuant to this paragraph are discretionary actions of the Administrator, and shall be conclusive and binding on all parties, subject to the claims procedure in Section 5.

D.	Addresses and Telephone Numbers. The business address of the Company is 2002 Papa John’s Boulevard, Louisville, Kentucky 40299-2367 and the telephone number is (502) 261-7272.

E.
Application for Benefits or Inquiries.  Any application for benefits, claims, requests for information, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Administrator in writing, by mail, addressed to the Administrator, Papa John’s International, Inc., 2002 Papa John’s Boulevard, Louisville, Kentucky 40299-2367, Attention:  Head of Human Resources.

F.
Type of Plan.  The Plan is an employee welfare benefit plan designed to provide severance benefits to certain eligible employees whose employment with the Company terminates under certain prescribed conditions.

Benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation.

G.	Service of Process. The Company has been designated as the agent for the service of legal process.

H.	Funding. Plan benefits are not paid from a trust or similar funding arrangement. The Plan is self-funded by the Company.

Section 2.	Eligibility for Participation and Severance Benefits.

A.
The Company will provide the severance benefits set forth in this Plan to regular full-time employees of the Company that work at least 32 hours per week,  who experience a loss of employment due to a reduction in force (RIF), permanent layoff, position elimination or, for Vice Presidents and above, termination of employment by the Company without cause.  Notwithstanding the foregoing, (i) restaurant level team members below the level of Director of Operations are not eligible to participate in this Plan and (ii) only U.S. employees of the Company or a subsidiary of the Company designated by the Administrator to be within the scope of the Plan may be considered eligible to participate in this Plan. All decisions with respect to eligibility to participate in the Plan or eligibility for severance benefits under the Plan will be made by the Administrator, subject to the claims procedure contained in Section 5 below.

B.
The Severance Schedule set forth in the attachment to this summary plan description provides the amount of severance payment for which employees will be eligible in connection with any termination of employment resulting from a RIF, permanent layoff, position elimination, and for Vice Presidents and above, termination of employment by the Company without cause.  The Severance Schedule may be modified only upon the approval of The Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board.  The Chief Executive Officer of the Company determines all position levels within the Severance Schedule. All amounts set forth on the Severance Schedule are in addition to payout of credited but unused vacation time, which such credited but unused vacation time shall be paid in a lump sum in the first regularly scheduled payroll following the date of the termination of employment in accordance with Company policy.

C.
For purposes of this Plan, “cause” means, as determined by the Board, and unless otherwise defined in an employment agreement between the eligible employee and the Company, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses) that is, or may reasonably be expected to be, injurious to the Company, its business, reputation, prospects, or otherwise; (iii) material breach of any term of any agreement between the eligible employee and the Company, including any employment, consulting or other services, confidentiality, intellectual property, non-competition or non-disparagement agreement; (iv) acts or omissions involving willful or intentional malfeasance or misconduct that is, or may reasonably be expected to be, injurious to the Company, its business, reputation, prospects, or otherwise; or (v) commission of any act of fraud or embezzlement against the Company.

D.
If the severance is in connection with the sale or transfer of a facility or the Company to a third party, and the employee accepts employment with the party acquiring the facility or declines a reasonable and comparable position with the acquiring party, that employee will not be entitled to any severance payment from the Company.

E.
If the severance is in connection with an internal restructuring within the Company, and the employee accepts a new position with the Company or declines a reasonable and comparable position with the Company, that employee will not be entitled to any severance payment from the Company

F.
No Duplication of Benefits.  This Plan may not constitute all of the agreements between the eligible employees and the Company providing for severance payments in connection with a termination of employment; provided, however, that if an eligible employee is entitled to severance payments pursuant to this Plan and pursuant to any other oral or written agreements, commitments or understandings calling for severance payments in connection with a termination of employment, the severance payments paid to the employee by the Company in connection with such termination of employment shall be limited to the greater of (i) severance payments provided pursuant to this Plan or (ii) severance payments provided by the Company pursuant to such other oral or written agreements, commitments or understandings.  If the employee is entitled to severance payments pursuant to this Plan and pursuant to any other oral or written agreements, commitments or understandings calling for severance payments in connection with a termination of employment, the employee shall determine, in the employee's sole discretion, by notice given in writing to the Company, which payments are greater.

Section 3.	Severance Administration.

A.
For Vice Presidents and above, the severance amount (excluding any pro-rata bonus) shall be paid as salary continuation over the severance period set forth in the Severance Schedule beginning on the first regularly scheduled payroll period coincident with or after delivery of the General Release (as defined in Section 3.E below) and expiration of any revocation period without revocation occurring. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the expiration of the revocation period for the General Release under the terms of this Plan applied as though such payments commenced immediately upon the employee’s termination of employment, and any payments made thereafter shall continue as provided herein. For Vice Presidents and above, any pro-rata bonus payable to the employee shall be paid to the employee in the same manner and at the same time that the corresponding incentive-based compensation plan bonus payments are made to current employees of the Company, but no earlier than the first regularly scheduled payroll period following the expiration of all applicable rescission periods provided by law and no later than March 15th of the year following the year in which the loss of employment occurs.  For all other positions, the severance amount shall be paid in a lump sum payment coincident with or after delivery of the General Release and expiration of any revocation period without revocation occurring.  Severance pay is subject to tax withholdings as required by law.  In addition to the payment of the severance amount, if the employee should elect it, the employee and covered dependents shall at the expense of the Company be entitled to continued participation under the same terms and conditions in such medical and dental coverage in which the employee and the employee’s dependents were participating immediately prior to the date of termination for the time period set forth in the Severance Schedule attached to this summary plan description.  Such medical and dental coverage shall be provided pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

B.
Notwithstanding anything to the contrary in this Plan, to the extent any portion of an employee’s severance pay is not exempt from Section 409A of the Internal Revenue Code, but would otherwise be payable within the first six (6) months following the date of the employee’s date of termination, such severance pay will not be paid to the employee until the first payroll date of the seventh (7th) month following the date of termination.

C.
No employee discharged for "cause" shall be entitled to any severance payment under this Plan, unless specifically approved by the Chief Executive Officer of the Company. In addition, an employee shall not receive severance payments if employment terminates due to (i) voluntary resignation, (ii) death, (iii) disability, (iv) retirement, (v) failure to return from a leave of absence, (vi) temporary layoff, or (vii) any other reason than termination as provided in Section 2.A.

D.	Specific procedures for carrying out severance will be coordinated with the Human Resources Department.

E.
As a condition of eligibility for severance under this Plan, employees will be required to (i) execute a general release in a form satisfactory to the Company within twenty-one (21) days of termination of employment (the “General Release”), (ii) return all Company property held by such employee, (iii) hold confidential any and all information concerning the Company with respect to its business, plans and strategies, customers, operations, finances, assets (including intellectual property), employees or otherwise, (iv) cooperate with the Company to facilitate the transition of matters with which the employee is familiar or is responsible to other employees and make himself reasonably available to answer questions or give assistance after his severance from employment, (v) arbitrate any disputes between the Company and such employee and (vi) execute and deliver such forms as the Administrator in its sole discretion shall decide, including an agreement to honor the terms of any non-competition, non-solicitation and non-disparagement covenants and any other agreements, as applicable.  Notwithstanding the foregoing, eligible employees will have forty-five (45) days following the date of termination to execute a General Release if such longer period is required by the Age Discrimination in Employment Act of 1967.  If, in the judgment of the Administrator, the participant violates any of these conditions, the Administrator may elect to either require repayment of the severance allowance paid or discontinue the payment of severance benefits.  If the twenty-one (21) day or forty-five (45) day post-termination period, as applicable, begins in one taxable year and ends in the next taxable year, regardless of when the participant executes the release during such period, the General Release will be deemed to have been executed in the later taxable year.

F.
All severance payments made pursuant to the terms of this Plan shall be subject to any and all Company recoupment or “clawback” policies of the Company, or required by law or regulation, whether currently in place or adopted in the future.

G.	Nothing in this Plan shall be construed to constitute an employment contract or a future right of employment; rather, all employment with the Company continues to be at-will.

H.	Except as set forth in this Plan, the Company does not have, and will not have, any obligation to provide any employee at any time in the future with any severance benefits.

Section 5.	Claims Procedure.

Any claims concerning eligibility, participation, benefits or other aspects of the Plan must be submitted in writing and directed to the Administrator within sixty (60) days of receiving the disputed benefit.  Within thirty (30) days after receiving a claim, the Administrator will (i) either accept or deny the claim completely or partially and (ii) notify the participant of acceptance or denial of the claim.  If a claim is partially or wholly denied, the Administrator will provide a written denial to the participant no later than thirty (30) days from receipt of the initial claim request.  The written denial shall include specific reasons for the denial, specific references to the Plan provisions upon which the denial was based, a description of any additional material or information necessary for the participant to perfect the claim, an explanation of why such material is necessary and instructions on the Plan’s claim review procedure.  If the Administrator requires additional time to process a claim because of special circumstances, the Administrator, in its sole discretion, may extend the period thirty (30) additional days.  The Administrator must notify the participant of any such extension prior to the expiration of the thirty (30) day period commencing from the date the Administrator first received written submission of the claim.

The participant may request in writing to the Administrator a review of a denied claim within thirty (30) days of receipt of such denial.  Such written request must contain an explanation as to why the participant is seeking a review.  A decision on such review will be rendered in writing within thirty (30) days of the Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible but no later than sixty (60) days after receipt of the request for review provided that written notice is provided to the participant or the participant’s authorized representative before the extension commences.  A written notice affirming the denial of a claim will set forth the specific reasons for the decision and make specific reference to Plan provisions upon which the decision or appeal is based.  In preparation for filing such a request for review, the employee or his or her duly authorized representative may review pertinent plan documents and employment records, and as part of the written request for review, may submit issues and comments concerning the claim.  No claim may be brought before or submitted to a court of law or other governmental entity unless and until the claims process under this Section 5 has been exhausted.

Section 6.	Statement of ERISA Rights.

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

1.	Examine, without charge, all Plan documents at the office of the Head of Human Resources of the Company, or such other location designated by the Administrator.

2.	Obtain copies of all Plan documents and other Plan information upon written request to the Administrator.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from exercising your rights under ERISA.  If your claim for a benefit under the Plan is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the Administrator review and reconsider your claim.  Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Administrator and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Administrator to provide the material and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact the Administrator.  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Office of the U.S. Labor-Management Services Administration, Department of Labor.

Section 7.	Termination or Amendment of the Plan.

The Company reserves the rights to amend or terminate the Plan at any time.  Termination or amendment of the Plan shall not affect the rights of any employee to benefits accrued prior to such termination or amendment, as the case may be, to the extent such amount is payable under the terms of the Plan prior to the effective date of such termination or amendment.  Benefits under the Plan accrue at the time employment is terminated.

Severance Schedule

●	Vice Presidents and above:
o	Six months base salary (paid over six month severance period) and COBRA coverage continuation benefits
o
Pro-rata portions of any bonus payouts based upon period of service during the year employment terminates under any incentive-based compensation plans then in effect (provided that any applicable performance measures are achieved)

o	Six months outplacement services

●	Sr. Directors and Directors:
o	Three months base salary plus one week for each year of service, with a maximum of six months total severance (paid in a lump sum)
o	Three months COBRA coverage continuation benefits
o	Three months outplacement services

●	Sr. Managers and Managers:
o	One month base salary plus one week for each year of service, with a maximum of three months total severance (paid in a lump sum)
o	Two months COBRA coverage continuation benefits
o	Two months outplacement services

●	All other team members:
o	One month base salary plus one week for each year of service, with a maximum of three months total severance (paid in a lump sum)
o	One month COBRA coverage continuation benefits
o	One month outplacement services